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                                                                    EXHIBIT 11.1


                          SAFEWAY INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                     (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                          12 Weeks Ended
                                                      --------------------------------------------
                                                      March 24,  March 24,   March 25,   March 25,
                                                        2001       2001        2000        2000
                                                      --------------------   ---------------------
                                                      Diluted     Basic      Diluted      Basic
                                                      --------   --------    --------    --------
Net income                                            $  283.9   $  283.9    $  241.9    $  241.9
                                                      ========   ========    ========    ========
Weighted average common shares outstanding              504.8      504.8       494.2       494.2
                                                                 ========                ========
Common share equivalents                                 11.4                   13.7
                                                      --------               --------
   Weighted average shares outstanding                  516.2                  507.9
                                                      ========               ========

Earnings per share                                    $   0.55   $   0.56    $   0.48    $   0.49
                                                      ========   ========    ========    ========

Calculation of common share equivalents:

      Options to purchase common shares                   34.0                   34.9
      Common shares assumed purchased with potential
         proceeds                                        (22.6)                 (21.2)
                                                      --------               --------
      Common share equivalents                            11.4                   13.7
                                                      ========               ========

Calculation of common shares assumed purchased with potential proceeds:

      Potential proceeds from exercise of options to
         purchase common shares                       $1,202.8               $  790.3
      Common stock price used under the treasury
         stock method                                 $  53.20               $  37.20
      Common shares assumed purchased with
         potential proceeds                               22.6                   21.2
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